Exhibit 99.1
FOR IMMEDIATE RELEASE	CONTACTS
	Media:	Mary Rose Brown
210-918-2314
maryrose.brown@nustarenergy.com
	Investors:	Pam Schmidt
210-918-2854
pam.schmidt@nustarenergy.com

NUSTAR ENERGY L.P. CHAIRMAN BILL GREEHEY STEPS DOWN

NuStar President and CEO Brad Barron Elected as New Chairman

SAN ANTONIO, October 27, 2022 – NuStar Energy L.P. (NYSE: NS) announced today that Bill Greehey will step down from his position as NuStar’s chairman of the board and become chairman emeritus, effective immediately.  The board of directors has elected Brad Barron, president and CEO, as the new chairman.

“Bill Greehey is truly a pioneer and a legend not only in the energy industry, but in the San Antonio community and in communities all across the globe where Valero and NuStar have operated under his leadership,” said Barron.  “It’s really impossible to quantify the impact he has had by founding and leading not one, but two Fortune 500 companies, creating thousands of great-paying jobs at Valero and NuStar, not to mention the hundreds-of-millions of dollars of support for local nonprofits from both of these entities as well as The Greehey Family Foundation.

“We all owe him a huge debt of gratitude for establishing our strong corporate culture, making NuStar one of the best places to work in corporate America, and making our communities better places to live and work,” Barron added.

Greehey, 86, has served as chairman of NuStar and its predecessor Valero L.P. since 2001, and remained chairman after NuStar spun off from Valero Energy Corporation as an independent company in 2007.  He has helped build NuStar into one of the largest petroleum pipeline and terminal operators in America.  He previously served as the founding CEO and chairman of Valero Energy Corporation from the company’s inception in 1980 until he retired as CEO in 2005 and as chairman in 2007.  Under Greehey’s leadership, Valero grew from a small, regional pipeline company into the largest refining company in North America, which ranked No. 15 on the FORTUNE 500 and No. 3 on the FORTUNE 100 Best Companies to Work For list when he retired as CEO.  In 2012, The Harvard Business Review named him one of the best-performing CEOs in the world based on his tenure as CEO of Valero, ranking No. 12 in the U.S and No. 31 in the world.

“It is with mixed emotions that I have made the decision to retire from NuStar’s board of directors because I truly love our board members, executive team and employees, and the pride that they take in NuStar and in our communities, and the great work they do to make NuStar an industry leader that plays such a vital role in meeting our nation’s energy needs,” said Greehey.  “But I look forward to continuing to be active in philanthropic activities with NuStar in the community and in supporting Haven for Hope and the many vital nonprofits in the San Antonio area.”

Greehey continued, “The NuStar board and I have tremendous confidence in Brad’s proven leadership, which was especially evident in recent years as he led the company through one of the worst periods in our industry’s history and kept the company strong.  I know he will lead our employees in executing our strategic plan with excellence while continuing to make NuStar a shining example of what a great company should mean to its employees, communities and unitholders.  And of course I will continue to be affiliated with NuStar and remain one of its biggest investors.”

A nationally renowned philanthropist, Greehey established The Greehey Family Foundation in 2003, and he has funded it with over $200 million, plus he has given hundreds-of-millions of dollars to hundreds of worthy charitable causes.  This includes more than $40 million to UT Health to fund research and treatment for children’s cancer and to discover a cure for Alzheimer’s, as well as other health-related programs.  He also has given more than $31 million to create The Greehey School of Business at St. Mary’s University in San Antonio, his alma mater.  And, he has invested $8 million to establish scholarships for first-generation college students at six universities in the San Antonio area.

Greehey also founded and serves as chairman of Haven for Hope, known as the national model in the fight against homelessness, which provides every resource needed to help the homeless transform their lives.  Greehey raised over $101 million to make Haven for Hope, which opened in 2010, a reality for the community.  He has given more than $33 million of his own money to support Haven and its partner agencies, and with the help of NuStar employees and business partners, he has raised over $51 million to fund Haven’s operations over the past 15 years.

In addition, Greehey has provided leadership and funding to help countless nonprofits flourish throughout the community for decades, including the United Way of San Antonio and Bexar County; the Girl Scouts of Southwest Texas; the Boy Scouts of America, Alamo Area Council; San Antonio Sports; and the Alamo Bowl, just to name a few.

In 2002, Greehey played a pivotal role in saving the Texas Open by stepping up to serve as the title sponsor on the heels of Valero’s acquisition of Ultramar Diamond Shamrock, which preserved the oldest PGA tournament held in the same location for San Antonio, as well as the hundreds of millions of dollars it has generated for local nonprofits.  Since Valero became the title sponsor, the tournament has become the annual leader in charitable fundraising among all PGA Tour events.

Greehey has earned accolades far and wide for his business acumen and philanthropy, including the prestigious Horatio Alger Award for Americans who have overcome significant obstacles to achieve tremendous success; the Golden Plate Award from the Academy of Achievement; the San Antonio Business Journal’s Lifetime Achievement Award; induction into the Texas Business Hall of Fame; and honorary doctorate degrees from Our Lady of the Lake University and St. Mary’s University.

Barron added, “Bill is truly an industry icon so I am pleased that he will continue to be closely affiliated with NuStar.  No one has worked harder or cared more for NuStar and its employees or the community than Bill.  On behalf of the board and all of our employees, I'd like to thank him for his outstanding leadership, which has literally made our world a better place.”

Barron has served as NuStar’s president and CEO since 2014.  Prior to his current position, he served as NuStar’s Executive vice president and general counsel.  Before joining NuStar, Barron was managing counsel of Valero Energy Corporation, and he started his career with Vinson & Elkins LLP.

About NuStar Energy L.P.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.